Exhibit 99.1

NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254

Contact: Robert C. Turnham, Jr., President David R. Looney, Chief Financial Officer	Traded: NYSE (GDP)
FOR IMMEDIATE RELEASE
Goodrich Petroleum Announces
Private Offering of $125 Million of Convertible Senior Notes
Houston, Texas — November 30, 2006 Goodrich Petroleum Corporation (NYSE: GDP) announced that it is intends to offer up to $125 million of convertible senior notes to qualified institutional buyers eligible under Rule 144A of the Securities Act. The Company also expects to grant a 13-day option to the initial purchasers of the convertible notes to purchase up to an additional $50 million aggregate principal amount of the convertible senior notes.
The notes will be convertible, based upon a base conversion rate, into either, at Goodrich’s election: (i) shares of Goodrich common stock or (ii) cash up to their principal amount and shares of its common stock in respect of the remainder, if any, of the conversion value in excess of the principal amount. If the applicable stock price of Goodrich common stock at the time of conversion exceeds the base conversion price of the notes, the applicable conversion rate will be increased pursuant to a specified formula. The interest rate, base conversion rate, base conversion price and other terms of the notes will be determined at the time of the pricing of the offering. The notes will be senior, unsecured obligations, ranking pari passu with all existing and future senior unsecured indebtedness of Goodrich.
Goodrich intends to use a portion of the net proceeds of the offering to pay off completely its $50 million second lien term loan, and the remainder of the proceeds to repay indebtedness outstanding under its bank revolving credit facility.
The convertible senior notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.
Certain statements in this news release regarding future expectations and plans for future activities, including the intention to enter into the offering and the use of proceeds of the offering, may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.